Exhibit 10.23

Danaher Corporation

Description of Compensation Arrangements for Certain Executive Officers

In addition to the compensation arrangements otherwise set forth as exhibits to Danaher’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”), following is a description of the compensation arrangements for each of the Company’s named executive officers and for each other executive officer who is also a member of the Company’s Board of Directors (the “officers”).

Name and Position	Base Salary
Steven M. Rales Chairman of the Board	$395,000

Mitchell P. Rales Chairman of the Executive Committee	$395,000

H. Lawrence Culp, Jr. President and Chief Executive Officer	$1,100,000

Daniel L. Comas Executive Vice President and Chief Financial Officer	$625,000

Philip W. Knisely Executive Vice President	$675,000

James A. Lico Executive Vice President	$525,000

Thomas P. Joyce, Jr. Executive Vice President	$525,000

The officers are eligible to participate in the Company’s employee benefit plans, including the Company’s group medical, dental, vision, disability, accidental death and dismemberment, life insurance and 401(k) plans. These plans are generally available to all salaried employees and do not discriminate in favor of the officers.

In addition, the perquisites provided to the officers consist primarily of reimbursement for club dues and tax preparation and financial planning services, parking, car allowance or car lease and related expenses, annual physical, tickets for sporting events and, with respect to Mr. Culp, additional term life insurance and personal use of the Danaher plane when not in use for business purposes. Mr. Comas is also allowed certain personal use of the Danaher plane. Not every officer receives or uses each of the perquisites listed above. In addition, Messrs. Steven Rales and Mitchell Rales are permitted to make personal use of designated Company office space and secretarial, tax and accounting services.

In addition, each officer (other than Messrs. Steven Rales and Mitchell Rales) participates in the Company’s Executive Deferred Incentive Program, 2007 Executive Cash Incentive Compensation Plan and 2007 Stock Incentive Plan, each of which is attached as an exhibit to the Annual Report.